Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Steel Partners Holdings L.P.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment 1 to this Registration Statement of our reports dated March 14, 2017, relating to the consolidated financial statements of Steel Partners Holdings L.P. and the effectiveness of Steel Partners Holdings L.P.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

August 25, 2017